FORM OF EXPENSE LIMITATION AGREEMENT

For Class Z Shares

USAA MUTUAL FUNDS TRUST

THIS AGREEMENT, effective as of February [ ], 2021, by and between Victory Capital Management Inc. (the "Investment Adviser") and USAA Mutual Funds Trust, a Delaware statutory trust (the "Trust"), on behalf of each series portfolio listed on Schedule A hereto, (each a "Fund" and collectively the "Funds") individually, and not jointly;

WHEREAS, the Trust is an open-end management investment company of a series type registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"), and each Fund is a series of the Trust; and

WHEREAS, the Trust and the Investment Adviser have entered into an investment advisory agreement on behalf of the Funds (the "Advisory Agreement"), pursuant to which the Investment Adviser provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of each Fund; and

WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain each Fund's aggregate expenses below a level which may normally be incurred by the Fund;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.Expense Limitation. To the extent that the aggregate expenses incurred by the Class Z shares of a Fund in any fiscal year, including but not limited to investment management fees of the Investment Adviser inclusive of the impact of any performance fee adjustment as provided in the Advisory Agreement (but excluding acquired fund fees and expenses, interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund's business), exceed 0.00%, such excess amount shall be the liability of the Investment Adviser.

2.Term and Termination of Agreement. This Agreement shall become effective on the date stated above only if approved by the Board of Trustees of the Trust ("Board") and by a majority of the Trustees who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement. This Agreement shall remain in effect with respect to each Fund indefinitely, unless the Board approves otherwise. This Agreement shall terminate with respect to any Fund upon termination of the Advisory Agreement on behalf of that Fund.

3.Recovery of Excess Expenses.

3.1Repayment. To the extent that the Investment Adviser has waived all its fees and/or reimbursed all of a Fund's expenses under this Agreement, the Investment Adviser may, if the Advisory Agreement is still in effect on behalf of that Fund, seek from that Fund repayment of such amounts for up to three years after the fiscal year in which the Investment Adviser waived any such fees and/or reimbursed any such expenses. Subject to the above described requirement that the Advisory Agreement be in effect and the three year time limitation, the right of the Investment Adviser to repayment from a Fund under this Section 3.1 shall survive the termination of this Agreement with respect to that Fund.

3.2Limitations on Repayments. A Fund will make no repayment if, during the year in which the Investment Adviser seeks such repayments, the Fund's operating expenses exceed the lesser of any operating expense limits in effect at the time of: (a) the original waiver or expense reimbursement; or (b) the recoupment, after giving effect to the recoupment amount. Any amounts repaid pursuant to Section

3.1of this Agreement shall not include any additional charges, fees or interest.

3.3Board Reports. Any amounts repaid pursuant to Section 3.1 of this Agreement will be reported to the Trust's Board of Trustees at its first regular meeting following the quarter in which the repayment occurred.

4.Miscellaneous

4.1Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

4.3Definitions. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

USAA MUTUAL FUNDS TRUST, on behalf of each Fund listed on Schedule A, individually and not jointly

By:

Name:

Title:

VICTORY CAPITAL MANAGEMENT INC.

By:

Name:

Title:

2

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

DATED February [ ], 2021

OPERATING EXPENSE LIMITS

USAA Tax Exempt Intermediate-Term Fund, Class Z USAA Tax Exempt Long-Term Fund, Class Z USAA Tax Exempt Short-Term Fund, Class Z USAA Income Fund, Class Z

A-1